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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, effective as of October 21, 1995, the Phoenix International Ltd., Inc. 1996 Director Stock Option Plan, effective as of May 24, 1996 and the Phoenix International Ltd., Inc. 1998 Employee Stock Purchase Plan of our report dated January 28, 1998, with respect to the consolidated financial statements of Phoenix International Ltd., Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with Securities and Exchange Commission.


                                    ERNST & YOUNG LLP

Atlanta, Georgia
June 18, 1998